UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2012, Alphatec Holdings, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement) with Phygen, LLC (“Phygen”), pursuant to which the Company agreed to purchase Phygen’s right, title and interest in and to certain assets used by Phygen in connection with the design, development, marketing and distribution of certain of Phygen’s spinal implant products, together with the intellectual property rights, contractual rights, inventories, and certain liabilities related thereto (collectively, the “Phygen Assets”).

Upon the terms and subject to the conditions of the Asset Purchase Agreement, as consideration for the Phygen Assets, at the closing (“Closing”) of the transaction the Company will issue to Phygen 4,069,087 unregistered shares (the “Initial Shares”) of the Company’s common stock and pay to Phygen $2 million in cash (less an adjustment to the extent the amount of accounts payable assumed by the Company exceeds the amount of accounts receivable acquired by the Company) and assume specified liabilities related to the Phygen Assets. In addition, the Company will issue 1,170,960 unregistered shares (the “Escrow Shares,” and together with the Initial Shares, the “Shares”) of its common stock into an escrow account, which shares will be issued in the Company’s name and will be maintained by a third party escrow agent to secure the indemnification obligations of Phygen under the Asset Purchase Agreement for a period of 12 months following the Closing. At the end of this 12-month period, the Escrow Shares that are not subject to pending indemnification claims and were not used to satisfy previously resolved indemnification claims will be issued to Phygen. In addition, on April 10, 2013 the Company will pay to Phygen an additional $4 million in cash, with such amount subject to setoff for any indemnification claims.

The Asset Purchase Agreement provides that Phygen will not, without the Company’s prior written consent, directly or indirectly, sell, offer, pledge, transfer, distribute or otherwise dispose of the Shares (“Lock-Up Restrictions”), provided that the Lock-Up Restrictions shall lapse with respect to 1,922,049, 1,658,999, and 1,658,999 Shares on each of the first, second and third annual anniversaries of the Closing, respectively. The Asset Purchase Agreement also includes customary representations, warranties and covenants. Subject to certain exceptions and limitations, each of the Company and Phygen has agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters.

Consummation of the transaction is subject to the satisfaction of customary closing conditions, including, among other matters, (i) absence of any law or governmental order prohibiting or preventing the consummation of the transactions contemplated by the Asset Purchase Agreement, (ii) receipt of certain contractual consents, (iii) the accuracy of the representations and warranties and compliance with the covenants set forth in the Asset Purchase Agreement, each in all material respects, (iv) the absence of any material adverse effect on the Phygen Assets and (v) the execution and delivery of specified ancillary agreements.

Either party may terminate the Asset Purchase Agreement if the Closing has not occurred by November 15, 2012, provided that the failure to close is not due to the failure of the party seeking termination to perform its obligations under the Asset Purchase Agreement and the ancillary agreements. The Asset Purchase Agreement is subject to certain other customary provisions permitting termination by the parties.

Upon the Closing, the Company and Phygen will enter into an Exclusive License Agreement (the “Autolok License Agreement”), pursuant to which Phygen will grant the Company an exclusive, worldwide license under Phygen’s patents, trademarks and know-how to make, market, distribute and sell products incorporating Phygen’s proprietary Autolok set screw locking technology (the “Autolok System”).

In consideration for the license, the Company will pay Phygen a royalty on the Company’s net sales of the Autolok System. The Autolok License Agreement includes an annual minimum royalty payment payable by the Company to Phygen for a period of five years beginning at the start of the first full calendar quarter following the six month anniversary of the Closing of the Asset Purchase Agreement (the “Minimum Royalty Term”).

The Autolok License Agreement will expire on a country-by-country basis upon the later of (i) the 15th anniversary of the Closing or (ii) the date upon which there are no longer any valid claims in any patents or patent applications licensed to the Company under the agreement, unless earlier terminated. Either party may terminate the agreement upon a material uncured default or certain insolvency events of the other party. After the expiration of the Minimum Royalty Term, the Company may terminate the agreement for convenience effective as of the first day of any calendar quarter upon specified prior written notice to Phygen.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, including the ancillary agreements that are exhibits thereto, and the Autolok License Agreement, copies of which the Company expects to file with the Company’s Annual Report on Form 10-K for the period ending December 31, 2012.

Item 3.02. Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 above is incorporated into this Item 3.02 by reference. All of the Shares to be issued under the Asset Purchase Agreement will be issued in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: October 25, 2012	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President